EXHIBIT 10.33

                              EMPLOYMENT AGREEMENT


         This Employment Agreement is made as of the 6th day of September, 2001 between Preferred Voice, Inc., a Delaware corporation, having its principal place of business at 6500 Greenville Avenue, Suite 570, Dallas, Texas 75206 ("Company") and William J. Schereck, Jr. whose residence is located at 5628 Willow Wood Lane, Dallas, TX 75252 ("Employee").

         Company hereby employs Employee and Employee hereby accepts employment with Company on the following terms and conditions:

                                   ARTICLE I

                               TERM OF EMPLOYMENT

         Subject to the provisions hereof, the term of Employee's employment by Company under this Agreement will be a period of two (2) years, beginning on the date hereof.

                                   ARTICLE II

                              NATURE OF EMPLOYMENT

         2.01 Employee will act as President and Chief Operating Officer for the Company and will report to the Chief Executive Officer. Employee shall perform such duties and have such authority and powers as the Chief Executive Officer directs. Employee will not be required to perform any duties or assignments that are demeaning or inappropriate in light of Employee's qualifications, past experience and employment status with Company.

         2.02 At the commencement of his employment, Employee will perform his main duties at the offices of Company set forth in the introductory paragraph. Employee may be required to work at such other place or places located in the Dallas SMSA as may be determined by Company but will not be required to work at any location outside the Dallas SMSA.

         2.03 Company shall provide Employee with a private office, secretarial services, and any other facilities and services as are suitable to Employee's position or required for the performance of his duties.

         2.04 Employee shall devote substantially all of his time, skill, attention and efforts to the business and affairs of Company to advance the best interest of Company. Nothing contained herein will be construed to prevent Employee from investing his assets in any form or manner that does not require any activities on the part of Employee that unreasonably interfere with his performance of services on behalf of Company hereunder.

         2.05 If the Company requests such information, Employee agrees to furnish all information and take any other steps necessary to enable Company to apply for surety bonds, Director's and Officer's Liability insurance, Errors and Omissions insurance, etc. All premiums on such bonds or insurance are the responsibility of the Company.

                                  ARTICLE III

                            COMPENSATION AND BENEFITS

         3.01 As compensation for services rendered under this Agreement, Company shall pay Employee a salary of one hundred seventy-five thousand dollars ($175,000.00) per year, payable, less applicable FICA and withholding taxes, in semimonthly installments in advance. For this compensation, Employee is expected to work full time plus any additional hours reasonably necessary to timely and expeditiously fulfill his duties.

         3.02 Company shall pay Employee a bonus equal to 1-1/2% of the Company's earnings, if any, before interest, taxes and amortization ("EBITA") each fiscal quarter as determined from the books and records kept by the Company in the ordinary course of business in accordance with generally accepted accounting principles consistently applied. This bonus will be payable on the last day of January, April, July and October based on the Company's financial performance in the prior fiscal quarter.

         3.03 Employee is eligible for any other bonuses the Board of Directors in its absolute discretion may elect to award.

         3.04 Company shall include Employee in any hospital, surgical, medical, group life insurance, dental, disability and other employee benefit plans presently existing or as may be hereafter adopted by Company.

         3.05 Employee will be entitled to annual paid vacation leave and sick days as established by Company policy, as it may change from time to time. Employee will be entitled to a holiday on all working days observed as holidays as determined from time to time by the Company.

         3.06 Employee is authorized to incur reasonable business expenses in the performance of his duties including expenditures for entertainment and travel. Company will promptly reimburse Employee for all such expenses in accordance with rules and regulations that it may issue from time to time.

         3.07 The Company will reimburse Employee for reasonable expenses to relocate his residence from Madison, Wisconsin to Dallas, Texas. Covered expenses include costs of shipping furniture and personal belongings and storing them for up to six months and the cost of temporary housing in an executive serviced apartment for up to six months.

                                   ARTICLE IV

                                  STOCK OPTIONS

         4.01 Employee shall be granted a fully vested option to purchase 150,000 shares of the Company's common stock, par value $0.001 per share, at an exercise price of $1.50 per share. These options will terminate on termination of Employee's employment or the 10th anniversary and will be evidenced by a separate stock option agreement. Shares purchased with this option may be repurchased by the Company in the event Employee voluntarily terminates his employment prior to January 1, 2002.

         4.02 Employee shall be granted an option to purchase 150,000 shares of the Company's common stock par value $0.001 per share, effective on the date the Company's Certificate of Incorporation is amended to increase its authorized common stock to at least 20,150,000 shares, at an exercise price of $1.50 per share. This option shall vest 1/24th per month over 24 months beginning upon commencement of Employee's employment. These options will terminate on the earlier of termination of Employee's employment or the 10th anniversary and will be evidenced by a separate stock option agreement.

         4.03 Employee shall be granted an additional option to purchase 100,000 shares of the Company's common stock, par value $0.001 per share, effective on the date the Company's Certificate of Incorporation is amended to increase its authorized common stock to at least 20,250,000 shares, at an exercise price of $3.00 per share. These options shall also vest 1/24th per month over 24 months beginning upon commencement of Employee's employment, but may not be exercised before the Company achieves cash flow breakeven, defined as two consecutive calendar quarters of positive EBITA. These options will terminate on termination of Employee's employment or the 10th anniversary and will be evidenced by a separate stock option agreement.

         4.04 All options shall immediately vest (a) upon any merger or acquisition resulting in a change of control, which is defined as the acquisition of 50% or more of the Company's issued shares by a single entity or a group of entities under common ownership, or (b) in the event of the involuntary termination of G. Ray Miller as chief executive officer.

                                   ARTICLE V

                                  TERMINATION

         5.01 This Agreement will terminate if Employee dies. If Employee becomes disabled during the term of this Agreement, Company may terminate this Agreement by giving Employee ten (10) days written notice. Company shall pay to Employee, or to his estate, all amounts payable to Employee hereunder through the date of such termination.

         For purposes of this Agreement, Employee will be deemed to be "disabled" if, at any time during the term of this Agreement, Employee has been unable to perform the duties of his employment hereunder due to physical or mental incapacity for a period of 90 consecutive days or any 120 days in a period of 270 days.

         5.02 Company may, at its option, terminate this Agreement for Cause by giving written notice of termination to Employee without prejudice to any other remedy to which Company may be entitled, either at law, in equity, or under this Agreement. For purposes of this Agreement, termination "for Cause" includes: (i) theft by Employee from the Company; (ii) Employee's conviction of, or plea of guilty or nolo contend to, a felony or other crime involving moral turpitude;
(iii) Employee's incarceration for a period of 15 days or longer; (iv) failure of Employee to perform his duties if Employee does not correct such failure within 15 days after written notice from the Company; (v) the breach of this Agreement and Employee's failure to cure such breach within 15 days after written notice from the Company; (vi) engaging in conduct intended to, or likely to, injure the Company's business or reputation or any conduct or activity that is inconsistent with the fiduciary and trust relationship contemplated hereby if such conduct or activity continues beyond 15 days after written notice from the Company specifying the conduct of activity; or, (vii) dependence on an illegal controlled substance while working.

         If Employee's employment is terminated for Cause, all rights of the Employee under this Employment Agreement will cease as of the effective date of such termination, except that Employee (i) will be entitled to receive accrued salary through the date of such termination and (ii) will be entitled to receive the payments and benefits to which he is then entitled under the employee benefit plans of Company as of the date of this termination.

         5.03 Upon the request of Company on termination of Employee's employment relationship, Employee agrees to return to the Company all Company documents (and all copies thereof) and other Company property in his possession or control, including, without limitation, Company files, notes, samples, sales notebooks, and any document or data of any description (or any reproduction of any document or data) containing or pertaining to any proprietary or confidential material of Company. Employee agrees that he will not keep copies of any Company documents. Notwithstanding the prior sentences of this Section 5.03, Employee will be entitled to retain any such documents or data that are in Employee's control by virtue of his position as a stockholder in Company.

                                   ARTICLE VI

                             FAIR DEALING AGREEMENT

         6.01 Employee recognizes and acknowledges that, during the term of his employment by the Company, he will have access to and become familiar with various trade secrets and other confidential or proprietary information of the Company. Trade secrets, proprietary information and confidential information encompass, without limitation, anything that is owned by the Company and is regularly used in the operation of the business of the Company to obtain a competitive advantage over the Company's competitors who do not know, have access to, or utilize such information or trade secrets. Proprietary information further includes, but is not limited to, records, files, documents, bulletins, publications, manuals, financial data and information, marketing plans and proposals, accounting control procedures, and information concerning and the identity of customers, prospects and suppliers. Trade secrets further include, but are not limited to, specifications, software programs, both the source code and the object code, documentation, flow charts, diagrams, schematics, data, data bases, and business and production methods and techniques. Employee further recognizes and acknowledges that the trade secrets and other confidential or proprietary information of the Company are valuable, special and unique and that the protection thereof is of critical importance to the Company in maintaining its competitive position. Employee, therefore, covenants and agrees that, except as required by his employment hereunder or with the express prior written consent of the Company, he shall not, during the term of his employment by the Company or at anytime thereafter, either directly or indirectly, make independent use of, publish or otherwise disclose any of the aforesaid trade secrets or other confidential or proprietary information of the Company (whether acquired, learned, obtained or developed by him alone or in conjunction with others) to any person, firm, corporation, association or other entity for any reason or purpose whatsoever or allow any other person, firm, corporation, association or other entity to make use of, publish or disclose any of the aforesaid trade secrets or other confidential or proprietary information. Employee agrees not to use, steal, or appropriate such items: or versions thereof, whether copied or reconstructed from memory or otherwise, in any manner. Employee further recognizes and acknowledges that in order to enable Company to perform services for its clients, those clients may furnish to Company confidential information concerning their business affairs, property, methods of operation or other data; that the goodwill afforded to Company depends upon, among other things, Company and its employees keeping such services and information confidential. Employee therefore covenants and agrees that he shall keep all such client services and information confidential and will not disclose any such information to any third party. Such client information shall be subject to all of the restrictions to which Company's confidential information is subject under this Agreement.

         6.02 Employee agrees not to disclose or use any protected secret of any of his former employers.

         6.03 During the term of this Agreement, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition with the business of Company.

         6.04 Employee agrees that during the term of the Agreement and thereafter he shall not interfere with Company's relationship with any customer or supplier or with the due performance of any understanding, agreement or contract, whether written or oral, between Company and any of its customers or suppliers. Without limiting the generality of the preceding sentence, Employee agrees that for two years following termination of his employment, Employee will not solicit business from or perform services for any person or entity that was a customer of the Company at the time of the termination of employment, whether such solicitation is made or such services are performed on Employee's own behalf or on behalf of any other person, firm, corporation, association or other entity, unless such solicitation or service is not competing, directly or indirectly, with the Company.

         6.05 Employee agrees upon his termination of employment that he shall not enter or engage in competition with the Company the United States, either as an individual on his own, or as a partner or a joint venturer, or as an employee, agent, officer, director or shareholder for any other person, or otherwise for the period starting at the termination and continuing for a period of two years after the date of the termination of his employment.

         6.06 Employee expressly recognizes and acknowledges that the Company has expended substantial resources, energies and efforts in connection with the aforesaid trade secrets, proprietary information, and customer and supplier relationships, that the protection and confidentiality thereof are critical to the growth, development and success of the Company and that compliance with the restrictive covenants contained in this Agreement is necessary to protect the business and good will of the Company. As a result, Employee further recognizes that the Company will suffer substantial, irreparable and continuing injuries, damages and costs attendant thereto in the event of the breach of this Agreement. The covenants on the part of the Employee in this Article VI shall therefore be construed as an agreement independent of any other provisions of this Agreement; the existence of any claim or cause of action of Employee against Company, whether predicated under this Agreement or otherwise, will not constitute a defense to the enforcement hereof by Company. Further recognizing that money damages may not provide adequate relief, the Employee agrees that, in the event that he breaches or threatens to breach the provision of this Article VI, Company will be entitled to a preliminary or permanent injunction in order to prevent the continuation of such harm. Nothing in this Agreement shall be construed to prohibit the Company from also pursuing any other remedy, the parties having agreed that all remedies are cumulative.

         6.07 Employee hereby assigns and agrees to assign to the Company or its subsidiaries or affiliates, as appropriate, its successors, assigns or nominees, his entire right, title and interest in any developments, designs, patents, inventions and improvements, trade secrets, trademarks, copyrightable subject matter or proprietary information that Employee made or conceived, or may make or conceive, either solely or jointly with others, while providing services to Company or with the use of the time, material or facilities of Company, or resulting from any task assigned to him or work performed by him for or on behalf of Company. It is further agreed that, without charge to Company, but at its expense, Employee will execute and deliver all such further papers as may be necessary, including original applications and applications for renewal, extension or reissue of patents, trademark registrations or copyright registrations, in any and all countries, to vest title thereto in Company, its successors, assigns or nominees. Either during or after employment with Company, Employee will not disclose to anyone outside of Company, nor use in other than Company business, except with the prior written permission of an officer of the Company, any developments, designs, inventions and improvements, trade secrets, works of authorship, proprietary information or proprietary things developed by him while providing services to Company.

                                  ARTICLE VII

                                   INDEMNITY

         Company shall indemnify Employee for all losses sustained by Employee as a direct result of the discharge of his duties to the full extent to which any officer may be indemnified under the law. Without limiting the obligations of Company under the foregoing, Company shall, at the request of Employee and to the extent permissible under Delaware law, promptly advance to Employee the expenses, including, without limitation, attorneys' fees and costs, of defending any action with Employee will be required to defend in his official capacity.

                                  ARTICLE VIII

                                   ARBITRATION

         Except as provided in Section 6.06 of this Agreement, Company and Employee agree to settle any controversy or claim arising out of or relating to this Agreement or the breach thereof by arbitration in the City of Dallas, Texas, in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.01 All notices required or permitted to be given hereunder shall be in writing and will be valid and sufficient if dispatched either (i) by hand delivery, (ii) by facsimile transceiver, with confirming letter mailed promptly thereafter by first class mail, postage prepaid, (iii) by reputable overnight express courier or (iv) by certified mail, postage prepaid, return receipt requested, deposited in any post office in the United States, in any case, addressed to the addresses set forth on the first page of this Agreement, or such other addresses as may be provided from time to time in the manner set forth above. When sent by facsimile, notices given as herein provided will be considered to have been received when sent during normal business hours; otherwise, notices will be considered to have been received only upon delivery or attempted delivery during normal business hours.

         9.02 This Agreement shall be binding upon and inure to the benefit of the Company, its successors or assigns. This Agreement is for personal services and may not be assigned by Employee.

         9.03 This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Company and may be amended only by a written agreement of the Company and Employee.

         9.04 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

         9.05 In case any one or more of the provisions contained in this Agreement is, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, except that to the extent any such provision can be construed so as to be enforceable in whole or in part as written or as modified by a court of competent jurisdiction, such shall be done.

         9.06 If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he may be entitled.

         9.07 No waiver by either party of any breach of this Agreement will be deemed a waiver of any preceding or succeeding breach of the same or of any other provision hereof. Each and all of the several rights, remedies and options of either party hereunder will be construed as cumulative and not one of them is exclusive of the other or of any right, remedy or priority allowed by law or in equity.

         9.08 Employee represents, warrants and agrees that he is free to enter into this Agreement and is not subject to any obligation or disability that will, or might, prevent or interfere with his performing all of the covenants and conditions to be kept and performed to the best of this abilities. Employee represents that his performance of all of the terms of this Agreement and as an employee of the Company do not and will not breach any agreement to keep confidential any proprietary information acquired by Employee in confidence or in trust prior to his employment with the Company. In the event Employee is bound by any prior agreement, the effect of which would be to restrict Employee from the performance of his duties as set forth herein and the Company is sought to be held liable for Employee's actions, Employee does agree to indemnify and hold Company harmless from any such claims or cause of action, threatened or asserted, including attorney's fees incurred by Company in connection therewith and Employee agrees that his compensation may be offset to the extent of the Company's expenditures.



EMPLOYEE:                                 COMPANY:

WILLIAM H. SCHERECK, JR.                  PREFERRED VOICE, INC.

/s/ William H. Schereck, Jr.              By: /s/ G. Ray Miller
--------------------------------             ----------------------------------
                                          Its:  Chairman of the Board